Exhibit 99.1

MOUNTAIN LAKE ACQUISITION COMPANY

June 22, 2007

The Board of Directors
U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421

Gentlemen:

On behalf of our company, Mountain Lake Acquisition Company (“MLAC”), we are pleased to announce the intention to pursue a “going-private” transaction in which MLAC would obtain 100% ownership of U.S. Xpress Enterprises, Inc. (the “Company”) by purchasing all unaffiliated shares for cash at $20.00 per share.  MLAC has obtained a commitment letter from SunTrust Bank and SunTrust Capital Markets to fund the transaction and has retained Stifel Nicolaus as its financial advisor in connection with determining the offer price.  The price represents a premium of 44% over the $13.88 per share average reported closing price of the Company’s Class A common stock for the 30 trading days ended on June 21, 2007, and a 41% premium over the $14.23 per share reported closing price on June 21, 2007.

We intend to pursue the transaction through a tender offer we expect to be commenced as soon as practicable.  We have formed MLAC to conduct the tender offer.  Promptly following the completion of the tender offer MLAC expects to cause a “short form” merger in which it would acquire at $20.00 per share any Class A common stock of the Company that was not acquired in the tender offer.

Currently, we and certain affiliated entities who intend to contribute our shares to MLAC beneficially own approximately 28% of the outstanding Class A common stock of the Company, as well as 100% of the Company’s outstanding Class B common stock, for an aggregate of approximately 42% of the outstanding Class A and Class B common shares.  The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to two votes per share.  We and the affiliated entities that will join us do not intend to tender in the offer, nor will we consider any offer to purchase these shares.

The tender offer will be condition upon, among other things, (1) there having been validly tendered and not withdrawn prior to the expiration date of the tender offer at least that number of shares of the Company’s Class A common stock that would, when aggregated with the shares of all Class A and Class B common stock owned by us and certain affiliated entities, represent at least 90% of all the Company’s Class A and Class B common stock then outstanding, (2) there having been validly tendered and not

The Board of Directors
U.S. Xpress Enterprises, Inc.
June 22, 2007

withdrawn prior to the expiration date of the tender offer at least that number of shares of the Company’s Class A common stock that represent at least a majority of the total number of shares of the Company’s Class A and Class B common stock outstanding on such date that are not held by us, our affiliated entities, or the directors and executive officers of the Company, and (3) MLAC’s receipt of proceeds under its financing commitment.  The conditions will be set forth in detail in the tender offer statement on Schedule TO and related documents to be filed with the Securities and Exchange Commission.

As a general matter, use of the tender offer structure is expected to enable the Company’s stockholders to receive payment for their shares earlier than would be the case if the parties sought to negotiate a merger agreement.  In order to promptly and fully realize these benefits for the Company’s stockholders, MLAC would like to complete the acquisition of the Company’s public shares as quickly as possible.  Therefore, following completion of the tender offer, MLAC intends to utilize a short-form merger procedure, assuming it attains the requisite share ownership.

We believe it would be desirable for the Company’s three independent directors to be constituted as a special committee to respond to our proposal on behalf of the Company’s public stockholders.  As members of the Company’s Board of Directors, we will vote in favor of that delegation of authority.  We also encourage the special committee, once it is formed, to retain legal and financial advisors to assist it in its review.

A copy of the press release announcing MLAC’s intention to commence a tender offer is attached for your information.  We expect to issue the press release after the market closes today.

Very truly yours,

Mountain Lake Acquisition Company

By:           /s/ Max L. Fuller
Max L. Fuller
Chief Executive Officer

By:           /s/ Patrick E. Quinn
Patrick E. Quinn
President